As filed with the Securities and Exchange Commission

on July 15, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BENTLEY PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-1513162
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Bentley Park, 2 Holland Way, Exeter, New Hampshire	03833
(Address of Principal Executive Offices)	(Zip Code)

Bentley Pharmaceuticals, Inc.
2005 Equity and Incentive Plan
Nonqualified Performance Vesting Stock Option Contract with James R. Murphy dated April 19, 1996
Nonqualified Performance Vesting Stock Option Contract with Michael D. Price dated April 19, 1996
Nonqualified Performance Vesting Stock Option Contract with Robert M. Stote dated April 19, 1996

(Full title of Plans)

JAMES R. MURPHY

Chairman, President and Chief Executive Officer

Bentley Pharmaceuticals, Inc.

Bentley Park, 2 Holland Way

Exeter, New Hampshire 03833

(Name and address of agent for service)

(603) 658-6100

(Telephone number, including area code, of agent for service)

with copies to:

NATHANIEL S. GARDINER, ESQ.

Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

(617) 239-0100

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered (1)	registered (2)	price per share (3)	offering price (3)	registration fee (4)
Common Stock, $.02 par value per share	3,341,600	$11.43	$38,194,488	$0
	1,349,228	$11.43	$15,421,676	$1,815.13
Total:	4,690,828

(1) Shares to be offered pursuant to the Registrant’s 2005 Equity and Incentive Plan and pursuant to the Nonqualified Performance Vesting Stock Option Contracts with James R. Murphy, Michael D. Price and Robert M. Stote, each dated April 19, 1996 (together, the “Executive Options”).  The Registrant is transferring to the Registrant’s 2005 Equity and Incentive Plan all shares of Common Stock that are available under its existing plans, or that may become available under its existing plans or the Executive Options through expiration, forfeiture, settlement, or other termination of outstanding options that are not exercised.  These shares include: (1) up to 366,228 shares under the Registrant’s Amended and Restated 1991 Stock Option Plan; (2) up to 2,389,500 shares under the Registrant’s 2001 Employee Stock Option Plan; (3) up to 952,100 shares under the Registrant’s 2001 Directors’ Stock Option Plan; and (4) up to 983,000 shares currently granted as Executive Options.  In addition, the Registrant is registering up to 983,000 shares for issuance upon exercise of the Executive Options.  The shares include associated stock purchase rights that currently are evidenced by certificates for shares of Common Stock and that automatically trade with the shares.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 7, 2005.

(4) 3,341,600 of the shares being registered pursuant to the Registrant’s 2005 Equity and Incentive Plan have been registered on Registration Statements on Form S-8 previously filed with the Commission.  Accordingly, pursuant to Rule 457(p), the registration fee for these shares is being offset in its entirety because fees have been previously paid by the Registrant in respect of these shares on Registration Statements on Form S-8 Nos. 333-72918 (filed on November 7, 2001 with an $883 fee), 333-72920 (filed on November 7, 2001 with a $1,808 fee), 333-113387 (filed on March 8, 2004 with a $2,182 fee) and 333-113388 (filed on March 8, 2004 with a $683 fee).  Accordingly, the registration fee for this Form S-8, covering the remaining 1,349,228 shares, is $1,815.13.  The Registrant is filing post-effective amendments to such prior Registration Statements to reflect the transfer of such shares to this Registration Statement.

Explanatory Note

The Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan was approved by the Registrant’s stockholders on May 24, 2005 to replace the Registrant’s Amended and Restated 1991 Stock Option Plan, 2001 Employee Stock Option Plan and 2001 Directors’ Stock Option Plan (collectively, the “Prior Plans”).  All shares available or that may become available under the Prior Plans, along with all shares that may become available under the Executive Options, were transferred to the Registrant’s 2005 Equity and Incentive Plan.  No further options will be granted under the Prior Plans, though the provisions of those plans shall continue to apply to options granted under those plans.

Part I

The information required by Part I is included in the documents sent or given to participants in the Registrant’s 2005 Equity and Incentive Plan and Executive Options pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by the Registrant with the Commission:

(1) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 7, 2004.

(2) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005.

(3) The Registrant’s Amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 27, 2005.

(4) The Registrant’s Current Report on Form 8-K filed with the Commission on March 8, 2005.

(5) The Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2005.

(6) The Registrant’s Current Report on Form 8-K filed with the Commission on May 5, 2005.

(7) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the Commission on May 10, 2005.

(8) The Registrant’s Current Report on Form 8-K filed with the Commission on May 31, 2005.

All documents filed after the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article V of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Bylaws and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Bylaws eliminate the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provide that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Registrant has obtained liability insurance for its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, the

Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exeter, New Hampshire, on the 15th day of July, 2005.

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy
James R. Murphy
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Bentley Pharmaceuticals, Inc., hereby severally constitute and appoint James R. Murphy and Michael D. Price and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James R. Murphy	Chairman, President, Chief Executive Officer,	July 15, 2005
James R. Murphy	and Director (principal executive officer)

/s/ Michael D. Price	Vice President, Chief Financial Officer,	July 15, 2005
Michael D. Price	Treasurer and Secretary (principal financial
and accounting officer)

Signature	Title	Date

/s/ Michael McGovern	Director	July 15, 2005
Michael McGovern

/s/ Miguel Fernandez	Director	July 15, 2005
Miguel Fernandez

/s/ John W. Spiegel	Director	July 15, 2005
John W. Spiegel

/s/ F. Ross Johnson	Director	July 15, 2005
F. Ross Johnson

/s/ Edward J. Robinson	Director	July 15, 2005
Edward J. Robinson

EXHIBIT INDEX

Exhibit
Number	Description

4.1(a)

Articles of Incorporation of the Registrant, as amended and restated. (Reference is made to Appendix B to the Registrant’s Definitive Proxy Statement for the Annual Meeting of Stockholders filed on May 18, 1999, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

4.1(b)

Amendment of Restated Articles of Incorporation of the Registrant. (Reference is made to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

4.2

Bylaws of the Registrant, as amended and restated. (Reference is made to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

4.3

Renewed Rights Agreement dated as of December 21, 2004 between Bentley Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including the form of Rights certificate as Exhibit B thereto and the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit C thereto. (Reference is made to Exhibit 4.1 to the Registrant’s Form 8-K, filed on December 21, 2004, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

4.4

Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan. (Reference is made to Exhibit 10.1 to the Registrant’s Form 8-K, filed on May 31, 2005, Commission File No. 1-10581, which exhibit is incorporated herein by reference).

4.5	Nonqualified Performance Vesting Stock Option Contract dated as of December 19, 1996 between Bentley Pharmaceuticals, Inc. and James R. Murphy. Filed herewith.

4.6	Nonqualified Performance Vesting Stock Option Contract dated as of December 19, 1996 between Bentley Pharmaceuticals, Inc. and Michael D. Price. Filed herewith.

4.7	Nonqualified Performance Vesting Stock Option Contract dated as of December 19, 1996 between Bentley Pharmaceuticals, Inc. and Robert M. Stote. Filed herewith.

5.1	Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of Palmer & Dodge LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm. Filed herewith.

24.1	Power of Attorney (contained on the signature page hereto).